Exhibit (c)(iii)

Project Barefoot

Valuation Review & Analysis

STRICTLY PRIVATE & CONFIDENTIAL

January 5, 2006

Disclaimer

This presentation was prepared by LaSalle Corporate Finance (“LCF”) exclusively for the benefit and internal use of Barefoot (the “Company”) in order to indicate, on a preliminary basis, the feasibility of a possible transaction or transactions. This presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by LCF. The presentation is proprietary to LCF and may not be disclosed to any third party or used for any other purpose without the prior written consent of LCF.

The information in this presentation is based upon management draft proforma forecasts and reflects prevailing conditions and our views as of this date, which are accordingly subject to change. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock or business of the Company. Even when this presentation contains a kind of appraisal, it should be considered preliminary, suitable only for the purpose described herein and not be disclosed or otherwise used without the prior written consent of LCF. The information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

2

Background

•	We are pleased to have the opportunity to present to the Special Committee of the Barefoot Board of Directors for the purposes of providing insight to the formulation of Mr. Black’s proposal.

•	To assist Mr. Black, and his management team, in determining the appropriate price per share we have taken a number of steps to familiarize ourselves with the business and operations of Barefoot. Further we have reviewed and analyzed Barefoot’s historical statements and proforma projections.

•	We further conducted a number of financial analyses, the steps are described herein.

3

1. Overview and Qualifications

4

ABN AMRO – Profile

A prominent international bank:

•	Origins date to 1824, over 180 years in business

•	Listed on the Euronext Amsterdam and New York Stock Exchange

•	Over 3,000 branches in almost 60 countries

•	Staff of 97,000 professionals

•	Total Assets of EUR 899.3 billion ($1.0 trillion USD)

Financial Highlights

2004

(in billions, Euros)
Total revenue	19,793
Operating result	6,106
Profit before tax	5,451

Global Rankings

2004

Total assets
- Worldwide	18
- European	10
Tier One Capital
- Worldwide	20
- European	11
M&A
- Deal Value	12

Strategic Business Unit (SBU)

Organization

Consumer & Commercial – mid market clients in North and South America, Europe;

Wholesale – 10,000 large corporate clients in 50 countries around the globe;

Private Clients – EUR 115 billion under management

5

ABN AMRO North America – a Major Presence

LaSalle is ABN AMRO’s middle market focus in North America…

…and in fact, has a very significant presence, more than one might realize

Through organic growth and a number of high profile acquisitions, ABN AMRO has become the largest foreign bank in the USA:

•	ABN opened its first U.S. office in New York in 1941

•	In 1979, ABN acquired LaSalle, one of the largest middle market banks in the US

•	Latest significant acquisition: Michigan National Bank Corp., which added 182 branches to the network

•	LaSalle is the 12th largest bank in the United States, and is the largest bank in Chicago – in excess of $100 billion in assets

US Foreign Bank ranking as of December 31, 2004	US$ m
Rank Group	Total Assets
1 ABN AMRO	$184,353
2 HSBC	128,279
3 BNP Paribas	103,536
4 Deutsche Bank	100,589
5 Societe Generale	57,229
6 Bank of Montreal	52,580
7 Mitsubishi Tokyo Fncl Group	47,929
8 SAS Rue La Boetie	46,828
9 Credit Suisse	44,885
10 UBS	43,598

Source: Federal Reserve Board’s report on U.S. offices of foreign banks, April 2005

6

ABN AMRO’s Global Network

The scope of ABN AMRO’s International network is virtually unmatched by any other bank…

North America

United States

Canada

Latin America

Argentina

Aruba

Brazil

Cayman Islands

Chile

Colombia

Ecuador*

Mexico

Netherlands Antilles

Paraguay

Uruguay

Venezuela

Virgin Islands

Europe

Austria

Belgium

Channel Isl.

Czech Rep.

Denmark

Finland

France

Germany

Gibraltar

Greece

Ireland

Italy

Luxembourg

Monaco

Netherlands

Norway

Poland

Portugal

Romania

Russia

Spain

Sweden

Switzerland

Turkey

United Kingdom

Middle East and Africa

Egypt*

Saudi Arabia

United Arab Emirates

South Africa

Asia Pacific

Australia

China

Hong Kong (China)

India

Indonesia

Japan

Kazakhstan

Korea (South)

Malaysia

New Zealand

Pakistan

Philippines

Singapore

Taiwan

Thailand

Uzbekistan

Vietnam

*	Rep offices

7

Full Service M&A Advisory

We provide our clients with in-depth knowledge of industry sectors on a global basis…

...supported by a thorough understanding of local conditions and world-class M&A transaction execution capability

•	ABN AMRO employs more than 380 M&A professionals in 20 countries working together closely under the auspices of a single global corporate finance management team

•	Our local offices are supported by experienced advisory professionals working out of our key centres: London, Amsterdam, Hong Kong, Sydney and Sao Paulo. In North America, LaSalle Corporate Finance focuses on serving client’s middle market transaction needs ($25m to $500m)

•	Through our network and contacts with the wider group, we are well-positioned to execute domestic and cross-border transactions

Global M&A 2004

Rank	Firm	US ($ in blns)	# of Deals
1	Goldman Sachs & Co	$576.7	336
2	JP Morgan	511.8	397
3	Citigroup	484.8	377
4	Morgan Stanley	380.8	299
5	Merrill Lynch & Co Inc	368.1	222
6	Lehman Brothers	308.4	176
7	Deutsche Bank AG	247.2	218
8	Rothschild	232.1	269
9	Lazard	229.7	207
10	UBS	219.3	289
11	Credit Suisse First Boston	201.0	271
12	ABN AMRO	150.7	160
13	BNP Paribas SA	101.2	95
14	Banc of America Securities LLC	72.9	109
15	Evercore Partners	59.2	16
16	Macquarie Bank	49.4	56
17	Rohatyn Associates LLC	47.1	1
18	Daiwa Securities SMBC	45.4	96
19	HSBC Holdings PLC	43.9	57
20	Cazenove & Co	39.9	43

(Source: Thomson Financial)

Our market position

In 2004, we advised on 160 transactions with an aggregate transaction value over $150 billion, ranking us 12th Worldwide

Highlights of ABN AMRO’s deal performance include:

Advised on 76 cross-border transactions

Advised on 53 divestitures

Advised on 11 leveraged buy-out transactions

Advised on 4 privatization transactions

8

LaSalle ABN AMRO Team

Michael Grad, Managing Director

Mr. Grad joined ABN AMRO as MD & Group Head (Americas) in 2001. From 1999 to 2001, he worked at UBS Warburg /PaineWebber - Head of Financial Sponsor Group and Managing Director in M&A at PaineWebber and Managing Director in the Financial Sponsor Group at UBS. From 1997 to 1999, he was at Bear Stearns & Co. as Managing Director in M&A and Head of the Transaction Development Group (responsible for all transaction origination and M&A execution with Financial Sponsors). From 1984 to 1997, Schroders plc ( Schroder Wertheim & Co., now part of Citigroup) Started as an Associate and was promoted to Managing Director in 1991. Responsibilities at various points included: Coordinator of Cross-Border M&A, Head of Fixed Income Investment Banking & Capital Markets; Head of High Yield Investment Banking & Capital Markets and Head of Financial Restructuring Group. Was an attorney with Simpson Thacher and Bartlett from 1981 to 1984. Graduated from Stanford University with a JD / MBA in 1981 and graduated in 1977 from Yale University.

Greg Fresh, Managing Director

Mr. Fresh has an extensive background in mergers and acquisitions. During the course of his 20+ year career, he has been involved in sell-side and buy-side transactions in a variety of settings, both as an advisor and as a principal. Prior to joining LaSalle Corporate Finance, Mr. Fresh was global lead of alliances, acquisitions and divestitures for UK-based Invensys APV, a global automation, controls and process solutions Group. Prior to that, he was a Managing Director at Goldsmith Agio Helms, a boutique M&A advisory firm, where he represented corporations, private equity firms, and private business owners in a variety of middle-market transactions. Furthermore, Mr. Fresh held positions of increasing responsibility in corporate development and financial management with Diageo, plc, a global food and beverage products company. He began his M&A career with one of the industry’s leading private equity groups. Mr. Fresh graduated magna cum laude with a B.B.A from Northeastern Illinois University.

9

2 Valuation Review & Analysis

10

Transactions Considerations

•	Founder with ~ 60% ownership; equity ownership not for sale

•	Low float equity with a very little liquidity

•	No analysts coverage

•	Sarbanes Oxley, and other public company expenses

•	Flexibility for management ownership

•	Tax consideration given other potential structures

11

Possible Company Valuation Methodologies

12

Share Price Development

Barefoot’s shares have maintained a low trading volume, and have generally traded flat…

…speculative trading has increased average share trading volume over the last year to 19,384 as compared to the same previous period of 3,946

1 and 2 year High (9/08/05):	$2.87
1 and 2 Year Low (8/08/05):	$1.70
200 Day moving average:	$2.09
100 Day moving average:	$2.01
50 Day moving average:	$1.97
Close at 12/30/05:	$1.90
Offering price:	$2.40

Premiums Offered
200 Day moving average:	14.8%
100 Day moving average:	19.4%
50 Day moving average:	21.8%
Close at 12/30/05	26.3%

13

Share Price Development – One Year Trading Levels

14

Share Price Development – Six Month Trading Levels

15

Barefoot Draft Projections – FYE June 2006 through 2010

Given Barefoot’s operating needs to maintain a high level of CAPEX, EBIT (vs. EBITDA) is a better measure of the Company’s earnings power

	LTM	Projected
($ in thousands)	9/2005	2006	2007	2008	2009	2010
Revenue	95,800	102,114	105,760	109,774	114,206	118,877
Direct Expenses	NA	49,026	50,115	52,141	54,408	56,805

Variable Contribution	NA	53,088	55,645	57,632	59,798	62,071
Indirect Expenses	NA	24,374	25,006	25,570	26,148	26,739

Gross Profit	NA	28,714	30,640	32,062	33,650	35,332
Selling Expenses	NA	4,382	4,507	4,636	4,769	4,906
G&A Expenses	NA	12,781	13,936	15,102	16,302	17,538
Depreciation & Amortization	NA	7,854	7,854	7,854	7,854	7,854

Operating Income (EBIT)	1,700	3,697	4,342	4,470	4,725	5,034

EBITDA	9,370	11,551	12,196	12,324	12,579	12,888

Less: Capital Expenditure	7,600	8,200	5,385	5,547	5,713	5,884
Operating Cash Flow	NA	3,351	6,811	6,778	6,866	7,004

Source: Company filings, management’s draft pro forma projections, dated October 18, 2005

16

Comparable Public Company Analysis

•	The tables below provides a comparison of financial metrics of publicly-traded industrial service companies with a market capitalization of less than $130 million

•	No publicly-traded company is exactly comparable to Barefoot, therefore we have used, for purposes of our primary comparison, a sample set of comparable companies with similar EBITDA and EBIT margins

•	Barefoot’s projection 2006 EBIT margin is 3.6%

No publicly-traded company is exactly comparable to Barefoot …

…however we have used EBIT margin as one of the factors in determining an appropriate sample set

Company	Market Capitalization	LTM Profitability Margins		5-Year Growth Rates
		EBIT	EBITDA	Revenue	EBIT	Net Income
Avalon Holdings Corporation	$16.5	0.0%	2.9%	-18.0%	NM	NM
Industrial Services of America, Inc.	$11.9	1.8%	3.1%	12.5%	32.4%	43.1%
PDG Environmental, Inc.	$28.5	5.6%	6.7%	16.2%	29.8%	34.5%
Perma-Fix Environmental Services, Inc.	$70.3	5.6%	10.7%	12.4%	19.5%	NM
Mean(1)		3.3%	5.8%	5.8%	27.2%	38.8%
Median		3.7%	4.9%	12.4%	29.8%	38.8%
Project Barefoot (current)	$21.4	1.7%	9.7%	NM	NM	NM

(1)	Mean calculation excludes outliers

17

Comparable Public Company Analysis (continued)

•	The following charts present the current enterprise valuation multiples for our primary and secondary selected set of comparable publicly-traded companies.

	Enterprise Value To LTM
Company	EBIT		Revenue
Avalon Holdings Corporation	NM		0.28
Industrial Services of America, Inc.	4.6		0.08
PDG Environmental, Inc.	8.9		0.50
Perma-Fix Environmental Services, Inc.	16.6		0.93
Mean(1)	10.0	x	0.57	x
Median	8.9		0.39
Project Barefoot @ $ 2.40 (2)	25.5	x	0.45	x

(1)	Mean calculation excludes outliers

(2)	Multiples of Enterprise Value calculated at the offer price of $2.40

18

Comparable Public Company Analysis (continued)

($ in millions)

Applying Barefoot’s LTM September/2005 EBIT to the mean and median EBIT of the comparable set of publicly traded companies is the most appropriate measure due to the capital intensive nature of the industrial services industry

Implied Enterprise Valuation

•	Based on our preliminary valuation analysis, Barefoot’s LTM September/2005 EBIT is the most appropriate performance parameter to use in making valuation inferences

•	The application of the mean and median valuation multiples for our selected set of comparable publicly-traded companies to Barefoot’s LTM September/2005 EBIT yields the following range of implied enterprise values.

Valuation Parameter	Range of EBIT Multiples		Barefoot LTM September/2005 EBIT	Implied Enterprise Valuation	Per Share Price
Mean	10.0	x	$1.7	$17.0	Nil
Median	8.9		$1.7	15.1	Nil

19

Comparable Transactions – Newalta acquirers PSC

Following a review of relevant M&A transactions involving similar businesses…

… Newalta’s acquisition of PSC serves as the most appropriate comparable transaction

•	A review of comparable public transactions yielded no quantifiable results with exception of the following:

•	On December 8, 2005, Calgary-based Newalta, which develops technologies to recover valuable products from waste, announced plans to expand into Ontario after signing a share purchase agreement to acquire PSC Industrial Services Canada Inc. from Philip Services Corp.

•	Headquartered in Hamilton, PSC Industrial Canada provides waste management and other environmental services to markets primarily in Ontario

•	The total transaction value was disclosed at $118m CAD ($101m USD), before deal expenses. The form of consideration was an all-cash deal

•	At the time of the announcement, PSC was generating approximately $68.1m USD in revenue, $17.0 m USD in EBITDA (~25% EBITDA margins), and $12.8m USD in EBIT (~19% EBIT margins) for the last trailing twelve months; accordingly the transaction multiples would yield as follows:

•	Current LTM Revenue: 1.50x

•	Current LTM EBIT: 7.9x

Valuation Parameter	Transaction Multiples		Barefoot LTM September/2005	Implied Enterprise Valuation	Implied Per Share Valuation
EBIT	7.9	x	$1.7	$13.4	Nil

20

Discounted Cash Flow Analysis

($ in millions)

The DCF model has been prepared using management’s draft pro forma projections, which includes a substantial improvement in the effectiveness of CAPEX, generating higher levels of Free Operating Cash Flow

FYE June 30,	Projected
	2006	2007	2008	2009	2010
Revenue	$102.1	$105.8	$109.8	$114.2	$118.9
% Growth	9%	4%	4%	4%	4%
Earnings Before Interest & Taxes	3.7	4.3	4.5	4.7	5.0
EBIT Margin %	4%	4%	4%	4%	4%
Pro Forma Income Taxes (1)	1.4	1.7	1.7	1.8	1.9

Pro-Forma Operating Income	$2.3	$2.7	$2.8	$2.9	$3.1
+Depreciation	7.9	7.9	7.9	7.9	7.9
-Capital Expenditures	(8.2)	(5.4)	(5.5)	(5.7)	(5.9)
-(Increase)/Decrease in Working Capital	(1.0)	(0.4)	(0.4)	(0.4)	(0.4)
-(Incr.)/Decr. in Other Assets/Liabilities, net	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)

Total (Uses)/Sources of Funds	(1.5)	2.0	1.9	1.7	1.5
Free Operating Cash Flow	$0.8	$4.7	$4.6	$4.6	$4.6

Net Present Value

Free Operating Cash Flow

Discount Rate Range	Present Value
12.0%	$13.3
14.0%	12.5
16.0%	11.8

Discounted Terminal Value in FY 2010:

Discount Rate Range	EBIT Terminal Multiple
	11.0x	12.0x	13.0x
12.0%	$31.4	$34.3	$37.1
14.0%	28.8	31.4	34.0
16.0%	26.4	28.8	31.2

(1)	Assumes a blended tax rate of 38.3%

21

Discounted Cash Flow Analysis (continued)

($ in millions)

Our analysis of our comparable set of public companies yield an WACC of 14.6%...

…which suggests a discount range of 12.0% to 16.0% is appropriate

The EBIT Terminal Value range represents the middle of the mean trading range of the Comparable Companies of 10x to 15x

Implied Enterprise Valuation

•	Discounting Barefoot’s free operating cash flows for FYs 2006 through 2010, then adding the discounted terminal value of the Company using a range of EBIT multiples applied to projected EBIT for FYE 2010, yields the following range of implied enterprise values:

Range of Discounted Enterprise Values

Discount Rate Range	EBIT Terminal Multiple
	11.0x	12.0x	13.0x
12.0%	$44.7	$47.5	$50.4
14.0%	41.3	43.9	46.5
16.0%	38.2	40.6	43.0

Equity Values Per Share

Discount Rate Range	EBIT Terminal Multiple
	11.0x	12.0x	13.0x
12.0%	$2.59	$2.85	$3.11
14.0%	2.28	2.52	2.76
16.0%	2.00	2.22	2.44

22

Leveraged Buyout Analysis

($ in millions)

The Leveraged Buyout Analysis suggests a total equity purchase of $43.6m, or a per share price of $2.39

Share Repurchase

• Market Price as of 12/29	$1.90
• Purchase Price per Share	$2.40

Premium to Market	26.3%

Financing Assumptions

• Senior Debt Multiple of EBITDA	2.75x

Assumed Transaction Value: $43.6 million

Transaction Sources and Uses Summary:

Transaction Financing Uses:	$	% of Total
Cost to Purchase Outstanding Shares	$25.6	57.0%
Net Cost of Option Shares Purchased(1)	$0.3	0.7%
Debt to be Refinanced	17.6	39.3%
Total Transaction Fees and Expenses	1.3	2.9%

Total Transaction Financing Uses:	$44.9	100.0%

Transaction Financing Sources:	$	% of Total	Interest Rate
Working Capital Revolver	$8.6	19.2%	7.7%
Senior Bank Term Debt	20.1	44.7%	8.2%
Common Equity	16.2	36.1%

Total Transaction Financing Sources:	$44.9	100.0%

Private Equity Return Analysis Summary

Assumed EBIT Exit Multiple (2010)	Common Equity
11.0x	19.7%
12.0x	22.6%
13.0x	25.2%

(1)	Assumes 287,000 options exercisable at a weighted average price of $1.86 on June 30, 2005, 10-Q

23

Summary of Valuation Data Points

	Market Approach		Forecast Approach
	Comparable Company	Comparable M&A	LBO	DCF
Enterprise Value per Share	$15 million to $27 million	$13.4 million	$43.6 million	$42.3 million

Equity per Share	<$ 1.00	<$ 1.00	$ 2.39	$ 2.37

Comments:	No exact match, no comparable company. Data suggested shares below $1.00. Range of EBIT multiples at 9x to 16x	Not enough relevant data; closest transaction valued at 7.9x EBIT	Senior financing of 2.75x and return on equity of 22.6% using a 12.0x EBIT multiple	At an appropriate WACC of 14.6% and Terminal Value of 12.0x EBIT

Premium Over Stock Price
Offer Price	$2.40

Premium Over
200 day moving average	14.80%
100 day moving average	19.40%
50 day moving average	21.80%

24

Timing of First Step Long Form Merger

25

A Comparable Public Company Descriptions

26

Descriptions of Comparable Public Companies

Barefoot Relevant Comparables

Avalon Holdings Corporation is engaged in waste management services, and golf and related operations. The waste management services segment includes waste disposal brokerage and management services and captive landfill management operations. The captive landfill management operations had been included in the technical environmental services segment. Waste management services are provided to industrial, commercial, municipal and governmental customers primarily in selected northeastern and midwestern United States markets. Avalon’s waste management services segment provides hazardous and non-hazardous waste brokerage and management services and captive landfill management services. Avalon’s golf course and related operations segment operates two 18-hole golf courses and related facilities.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	$80.32	$56.75	$23.93	$24.73	$30.00	$33.74
EBITDA	0.994	(0.577)	(1.777)	(1.395)	(0.328)	0.978
EBIT	(1.926)	(2.798)	(2.536)	(2.189)	(1.215)	(0.002)
Capex	(7.631)	(1.375)	(2.488)	(0.607)	(5.154)	(0.921)

Industrial Services of America, Inc. is a logistic-management services company that offers package waste and recycling-management services to commercial, industrial and logistic customers nationwide, as well as provides recycling and scrap processing (ferrous and non-ferrous), and waste handling equipment sales, rental and service. It is based in Louisville, Kentucky. The Company’s operations include three primary segments: ISA Recycling, Computerized Waste Systems (CWS), and Waste and Recycling Equipment Sales and Services Operations (WESSCO). ISA Recycling provides products and services to meet the needs of its customers related to ferrous, non-ferrous and fiber recycling at two locations in the midwestern United States. CWS provides waste disposal services, including contract negotiations with service providers, centralized billing, invoice auditing and centralized dispatching. WESSCO sells, leases and services waste handling and recycling equipment.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	89.2	93.8	101.3	118.5	139.6	130.2
EBITDA	2.3	1.4	1.8	3.1	4.9	4.0
EBIT	0.9	(0.3)	0.1	1.3	3.4	2.3
Capex	(1.4)	(2.0)	(1.6)	(2.7)	(1.8)	(2.1)

27

Descriptions of Comparable Public Companies (continued)

Barefoot Relevant Comparables

PDG Environmental, Inc. is a holding company that, through its wholly owned operating subsidiaries, provides environmental and specialty-contracting services, including asbestos and lead abatement, insulation, microbial remediation, disaster response, loss mitigation and reconstruction, demolition and related services throughout the United States. PDG Environmental has three operating subsidiaries: Project Development Group, Inc, PDG, Inc. and Enviro-Tech Abatement Services Co. The Company’s operating subsidiaries provide services on a project contract basis. The length of the contracts is typically less than one year; however larger projects may require two or more years to complete.

Key Financials For the Fiscal Period Ending	Jan-31-2001	Jan-31-2002	Jan-31-2003	Jan-31-2004	Jan-31-2005	LTM Oct-31-2005
Total Revenue	34.6	42.6	40.6	36.0	60.4	71.9
EBITDA	1.6	—	1.5	2.0	3.5	5.0
EBIT	0.4	(1.2)	0.4	1.0	2.8	4.1
Capex	(0.6)	(0.8)	(0.3)	(0.5)	(0.9)	(1.2)

Perma-Fix Environmental Services, Inc. is an environmental and technology company engaged in the treatment of nuclear waste, mixed waste and industrial waste. The Company operates in three business segments: Industrial Waste Management Services (Industrial), Nuclear Waste Management Services (Nuclear) and Consulting Engineering Services (Engineering). The industrial segment offers off-site waste storage, treatment, processing and disposal services of hazardous and non-hazardous waste (solids and liquids). The nuclear segment encompasses the treatment, storage, processing and disposal of mixed waste. The engineering segment provides environmental engineering and regulatory compliance consulting services.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	59.1	74.5	77.8	79.2	83.4	93.1
EBITDA	5.5	10.0	10.0	11.8	9.8	9.9
EBIT	1.8	5.4	6.3	7.6	5.1	5.2
Capex	(3.2)	(4.1)	(4.5)	(2.1)	(2.7)	(2.1)

28

Premiums Paid in Recently Announced Public Transactions

Our analysis supports, a $2.40 price per share which generates an implied premium of 26.3% over Barefoot’s current market share price at the day of offer

	Transaction Value(1)	Number of Transactions (2)	Average Premium Over Stock Price Prior to Announcement (3)
			1 Day	1 Week	1 Month
	< $100	98	33.8%	39.3%	41.4%
All Transactions	$100- $500	111	25.0	25.8	30.0
	> $ 500	117	17.7	19.6	24.0
	Mean		25.5%	28.3%	31.8%
	Median		25.0	25.8	30.0
	< $100	18	38.3%	38.5%	40.5%
100% Stock Transactions	$100- $500	11	26.1	23.6	26.5
	> $500	12	18.3	18.8	23.8
	Mean		27.6%	27.0%	30.3%
	Median		26.1	23.6	26.5
100% Cash Transactions	< $100	54	32.2%	36.3%	39.0%
	$100- $500	76	23.8	25.3	28.5
	> $ 500	70	19.2	21.6	25.0
	Mean		25.1%	27.7%	30.9%
	Median		23.8	25.3	28.5
	< $100	26	37.8%	37.6%	40.7%
Stock/Cash Transactions	$100- $500	23	28.6	26.8	34.5
	> $ 500	35	13.8	16.0	21.1
	Mean		26.7%	26.8%	32.1%
	Median		28.6	26.8	34.5

(1)	Transaction value represents the total equity value of the transaction.

(2)	Includes all announced U.S. public targets from 01/01/05-12/19/05.

(3)	Outliers have been excluded from all mean calculations.

29